AMENDMENT AGREEMENT NO. 5

This AMENDMENT AGREEMENT NO. 5 (this “Amendment”) is made as of November 20, 2015, by and among INVESCO HIGH INCOME TRUST II, a Delaware statutory trust and a closed-end management investment company (the “Borrower”), the lending institutions listed on the signature pages hereof and referred to as “Banks” in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the “Agent”).

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of August 27, 2012 (as amended as of August 26, 2013, August 29, 2013, August 27, 2014 and August 26, 2015, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendments.

(a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Aggregate Commitment Amount”, “LIBOR Margin”, “Overnight Rate” and “Termination Date” in their entirety and restating each such definition as follows:

“Aggregate Commitment Amount” means, as of any date, the aggregate of all Commitment Amounts as of such date. On the Fifth Amendment Effective Date, the Aggregate Commitment Amount is $60,000,000.

“LIBOR Margin” means 0.95%.

“Overnight Rate” means the higher of (a) 0.95% above the Overnight LIBOR Rate as in effect from time to time and (b) 0.95% above the Federal Funds Rate as in effect from time to time.

“Termination Date” means November 18, 2016, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks’ Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09.

(b) Section 1.01 of the Credit Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

“Anti-Corruption Law” means all laws, rules and regulations of any jurisdiction applicable to any Person from time to time concerning or relating to bribery or corruption.

“Fifth Amendment Effective Date” means November 20, 2015.

“Sanctions” has the meaning set forth in Section 4.20.

(c) Section 2.06(a) of the Credit Agreement is hereby amended by deleting the last sentence of Section 2.06(a) in its entirety and restating it as follows: “Interest on each Overnight Rate Loan shall be payable in arrears on the fifteenth day of each calendar month with respect to interest accrued during the immediately preceding calendar month and on the Termination Date.”

(d) Section 2.07(a) of the Credit Agreement is hereby amended by deleting Section 2.07(a) in its entirety and restating it as follows:

(a) The Borrower agrees to pay to the Agent for the account of each Bank in accordance with such Bank’s Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to (i) for any day on which the aggregate principal amount of all Loans outstanding on such date is 75% or more of the Aggregate Commitment Amount, eleven (11) basis points times the actual daily amount by which the Aggregate Commitment Amount exceeds the aggregate principal amount of all Loans outstanding and (ii) for any day on which the aggregate principal amount of all Loans outstanding on such date is less than 75% of the Aggregate Commitment Amount, twenty (20) basis points times the actual daily amount by which the Aggregate Commitment Amount exceeds the aggregate principal amount of all Loans outstanding. The Commitment Fee shall accrue at all times during the Revolving Credit Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the fifteenth day of each January, April, July and October, in each case with respect to the calendar quarter period then most recently ended, and ending on the last day of the Revolving Credit Period. The Commitment Fee shall be calculated quarterly in arrears.

(e) Section 2.10(a) of the Credit Agreement is hereby amended by deleting Section 2.10(a) in its entirety and restating it as follows:

(a) The Borrower shall make each payment of principal and interest on the Loans and of fees hereunder and all other amounts due hereunder not later than 12:00 noon (Boston, Massachusetts time) on the date when due, in Dollars and in Federal or other funds immediately available in Boston, Massachusetts, to the Agent at its address referred to in Section 9.01. The Borrower hereby authorizes and irrevocably directs the Agent, at the Agent’s option at any time upon and following the due date for payment of any amounts under this Agreement or the other Loan Documents from the Borrower, and without any further notice to or consent of the Borrower, to debit any account of such Borrower with the Agent, State Street or the Custodian, as the case may be, and apply amounts so debited toward the payment of any such amounts due and owing hereunder or under the other Loan Documents from the Borrower. Notwithstanding such authorization and direction, the Borrower further acknowledges and agrees that (i) the Agent shall have no obligation to so debit any such account and shall have no liability whatsoever to the Borrower for any failure to do so and (ii) the Borrower shall fully retain the obligation hereunder and under the other Loan Documents to make all payments hereunder and thereunder when due. The Agent shall promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, Overnight Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day and interest shall accrue during such extension. Except as otherwise provided in the definition of Interest Period, whenever any payment of principal of, or interest on, LIBOR Loans shall be due on a day which is not a LIBOR Business Day, the date for payment thereof shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding LIBOR Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(f) Section 4.20 of the Credit Agreement is hereby amended by deleting Section 4.20 in its entirety and restating it as follows:

SECTION 4.20 OFAC Representation; Anti-Corruption. (i) Neither the Borrower nor any of the Borrower’s Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent or affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are (x) the subject or target of any sanctions administered or enforced by the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (y) located, organized or resident of a country or territory that is, or whose government is, the subject of Sanctions; (ii) the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and affiliates with Anti-Corruption Laws and applicable Sanctions; and (iii) the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and affiliates are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(g) Section 5.04 of the Credit Agreement is hereby amended by inserting immediately after the end of Section 5.04(d) the following new clause (e):

(e) The Borrower (i) shall maintain in effect and enforce policies designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees, agents and affiliates with Anti-Corruption Laws and applicable Sanctions; and (ii) shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer”, anti-terrorism and anti-money laundering rules and regulations, including the Act.

(h) Section 5.10 of the Credit Agreement is hereby amended by deleting the last sentence of Section 5.10 and restating it as follows: “In addition, the Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).”

(i) Section 9.01 of the Credit Agreement is hereby amended by deleting Section 9.01 in its entirety and restating it as follows:

SECTION 9.01. Notices; Electronic Communications. (a) Except as provided in subsection (b) below, all notices, requests, consents and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telex number or facsimile number set forth on Schedule 1 attached hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in paragraph (c).

(b) Notices made by the Borrower consisting of requests for Loans or notices of repayments hereunder or items referred to in Sections 5.01(a) and (b) hereof may be delivered or furnished by e-mail or other electronic communication pursuant to procedures approved by the Agent, unless the Agent, in its discretion, previously notifies the Borrower otherwise, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. In furtherance of the foregoing, each Bank hereby agrees to notify the Agent in writing, on or before the date such Bank becomes a party to this Agreement, of such Bank’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank). The Agent may, in its discretion, agree to accept other notices and communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Neither the Agent, any Bank, nor any of the directors, officers, employees, agents or Affiliates of the Agent or any Bank shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when received by the intended recipient, and (ii) if agreed to pursuant to paragraph (b) above, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(j) Schedule 1 of the Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and replacing it with the Schedule 1 attached hereto as Exhibit A.

§3. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable), (iv) do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

§4. Effectiveness. This Amendment shall become effective on the date that each of the following conditions shall have been satisfied (the “Effective Date”):

(a) receipt by the Agent of this Amendment, duly executed and delivered by the Borrower, the Agent and each Bank;

(b) receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the date hereof as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under this Amendment, the Agreement and the other Loan Documents for and on behalf of the Borrower (or a certification that no changes have been made to the certification regarding incumbency made in the Assistant Secretary’s Certificate dated August 27, 2014 and delivered in connection with the Amendment Agreement No. 3 dated as of August 27, 2014 (the “Third Amendment Certificate”), and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that no changes have been made to the Charter Documents delivered to the

Agent pursuant to the certificate dated as of August 27, 2012 from the Borrower to the Agent delivered pursuant to Section 3.01(f) of the Credit Agreement (the “Closing Date Certificate”), other than the changes made to the By-Laws of the Borrower which were delivered to the Agent on August 29, 2013 in connection with the Amendment Agreement No. 2 dated as of August 29, 2013 (the “Second Amendment Certificate”)), (ii) the resolutions of the Borrower’s Board of Trustees authorizing the transactions contemplated hereby, (iii) the investment advisory agreement between the Borrower and the Investment Adviser as then in effect (or a certification that no changes have been made to the investment advisory agreement delivered to the Agent pursuant to the Closing Date Certificate except as modified by an amendment thereto dated December 3, 2012 which was delivered to the Agent with the Second Amendment Certificate), (iv) the Custody Agreement then in effect (or a certification that no changes have been made to the Custody Agreement delivered to the Agent pursuant to the Closing Date Certificate) and (v) the Prospectus of the Borrower then in effect (or a certification that no changes have been made to the Prospectus dated June 26, 2007 and delivered to the Agent pursuant to the Closing Date Certificate);

(c) receipt by the Agent of a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(d) receipt by the Agent of a certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware; and

(e) payment by the Borrower to the Agent, in cash, for the pro rata accounts of the Banks, of a non-refundable upfront fee equal to five (5) basis points on the Aggregate Commitment Amount.

§5. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended Agreement.

§6. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WlTNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO SENIOR INCOME TRUST FUND

By:	/s/ John M. Zerr
Name:	John M. Zerr
Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/ Janet B. Nolin
Title:	Vice President

EXHIBIT A

SCHEDULE 1

BORROWER:

INVESCO HIGH INCOME TRUST II

3500 Lacey Road, Suite 700

Downers Grove, Illinois 60515

Attention: Tom Jovic

Telephone No:     630-684-8389

Facsimile No.      630-586-0561

With a copy to:

Invesco High Income Trust II

3500 Lacey Road, Suite 700

Downers Grove, Illinois 60515

Attention: Matthew Carlson

Telephone No:     630-684-6705

Facsimile No.      630-586-0561

BANKS:	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE
STATE STREET BANK AND TRUST COMPANY	$60,000,000	100%

Domestic Lending Office:

Mutual Fund Lending Department

Copley Place Tower, Box 5303

Boston, MA 02206

Attn. Robyn A. Shepard, Assistant Vice President -CSU

Manager

Tel: (617) 662-8575

Fax: (617) 988-6677

Email: rashepard@statestreet.com

LIBOR Lending Office:

Mutual Fund Lending Department

Copley Place Tower, Box 5303

Boston, MA 02206

Attn: Robyn A. Shepard, Assistant Vice President -CSU

Manager

Tel: (617) 662-8575

Fax: (617) 937-8806

Email: rashepard@statestreet.com

email ais-loanops-csu@statestreet.com

For non-funding or payment notices:

Mutual Fund Lending Department

Copley Place Tower, Box 5303

Boston, MA 02206

Attn: Janet B. Nolin, Vice President

Tel: (617) 662-8629

Fax: (617) 662-8665

email ais-loanops-csu@statestreet.com